Exhibit 3.1

ONCOTHYREON INC.

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Oncothyreon Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The name of the corporation is Oncothyreon Inc., and the corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on September 7, 2007 under the name Biomira Corporation.

2. Section 1.1 of Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“1.1 The name of the corporation is Cascadian Therapeutics, Inc.”

3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been adopted by the Corporation’s Board of Directors in accordance with Section 242 of the DGCL.

4. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 AM on June 9, 2016.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 7th day of June, 2016.

ONCOTHYREON INC.

By:	/s/ Julie M. Eastland
Julie M. Eastland
Vice President, Corporate Development and Chief Financial Officer